Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S‑8 of Scilex Holding Company of our report dated April 10, 2026 relating to the consolidated financial statements, which appears in Scilex Holding Company’s Annual Report on Form 10‑K for the year ended December 31, 2025.

/s/ BPM LLP

San Francisco, CA

June 29, 2026